EXHIBIT 99.1

VaxGen Restructures to Reduce Spending and Retains Lazard to Pursue Strategic Options; James Panek Named CEO Following Resignation of Lance Gordon

BRISBANE, California – January 5, 2007 – VaxGen Inc. (Pink Sheets: VXGN.PK) announced today that it has restructured the company to significantly reduce operating costs and is actively pursuing avenues to enhance shareholder value through a strategic transaction.

Additionally, the company announced that Lance K. Gordon, Ph.D., has resigned as VaxGen’s President, CEO and Executive Director. He will remain as an adviser to the company. VaxGen’s Board of Directors unanimously appointed James P. Panek, VaxGen’s Executive Vice President, as the company’s new President and CEO and appointed him to fill the board vacancy left by Dr. Gordon.

“Lance Gordon was the architect of VaxGen’s strategy to become a leader in biodefense and to develop its now significant capabilities in process development and GMP biopharmaceutical manufacturing,” said Randall L-W. Caudill, Chairman of VaxGen’s Board of Directors. “In addition, under his leadership, VaxGen played a pivotal role in the establishment of Celltrion, an undertaking which recently culminated in the realization of substantial financial benefit through the sale of VaxGen’s holdings in Celltrion. The entire board thanks him for his contributions and wishes him the best in his future endeavors.”

Caudill continued: “I know I also speak for the board in expressing our strong confidence in Jim Panek. Jim joined VaxGen nearly five years ago and has repeatedly demonstrated superb leadership, a broad knowledge of biopharmaceutical drug development, and a thorough understanding and tireless pursuit of VaxGen’s strategic objectives. I look forward to working closely with him as we assess our options for maximizing shareholder value and pursue a new direction for the company.”

VaxGen has retained Lazard to advise the company in exploring strategic alternatives. The process is being overseen by Mr. Caudill, former co-head of Investment Banking for Prudential Securities, and will entail a broad evaluation of potential M&A opportunities. Mr. Caudill will be joined in this effort by Franklin M. Berger, CFA, a VaxGen director and former Managing Director, Equity Research, and Senior Biotechnology Analyst at J.P. Morgan Securities, Inc.

“In addition to the $96.6 million in cash, cash equivalents and short-term securities that VaxGen held as of December 31, 2006, the company has a number of significant assets of potential value to an acquirer or merger partner,” Mr. Caudill said. “We are already in early-stage discussions with several potential strategic partners and intend to aggressively
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pursue our opportunities to develop and realize the full value of all our capabilities and assets.”

As a result of the restructuring, VaxGen estimates that the company’s workforce will decrease by approximately 51% and its monthly net cash expenditures will be halved to less than $3 million. The company will incur a one-time cash restructuring cost of approximately $3.0 million related to employee separation expenses. The restructuring follows a decision by the Department of Health and Human Services on December 19, 2006 to cancel VaxGen’s Strategic National Stockpile (SNS) contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. VaxGen is also pursuing remedies to eliminate the potential liability associated with the U.S. government’s termination for default of the company’s SNS contract.

VaxGen owns a recombinant protein manufacturing facility in South San Francisco capable of producing proteins in either microbial or mammalian cell systems. The 1,000-liter facility is currently used to manufacture the recombinant bulk protein antigen for VaxGen’s anthrax vaccine candidate. As part of the restructuring plan, VaxGen has substantially downsized its Manufacturing and Quality Assurance/Quality Control functions, but has retained the resources needed to develop, manufacture, test and release cGMP product at commercial scale, albeit at a reduced throughput. The company will also retain capabilities necessary should it transfer its anthrax vaccine technology.

“We remain confident in the eventual success of our anthrax vaccine candidate, and believe it has substantial value to companies with the resources and expertise to pursue its further development,” Mr. Panek said.

The restructuring also preserves the functions associated with the preparation and filing of VaxGen’s outstanding financial statements with the Securities and Exchange Commission and the anticipated relisting of its common stock.

Mr. Panek has more than 25 years of experience in the biotechnology and pharmaceutical industries. He joined VaxGen in February 2002 as Senior Vice President of Manufacturing Operations and was promoted to Executive Vice President in June 2006. Prior to joining VaxGen, Mr. Panek was Senior Vice President of Product Operations at Genentech, Inc. During his tenure at Genentech, he led the development of one of the world’s largest biotechnology manufacturing operations, and played pivotal roles in the FDA approval and launch of recombinant products to treat pediatric growth hormone deficiency (Nutropin® and Protropin®), heart attack (Activase® and TNKase™), non-Hodgkin’s lymphoma (Rituxan®) and breast cancer (Herceptin®).

VaxGen is a biopharmaceutical company based in Brisbane, California. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the anticipated outcome and cost savings of the restructuring, the
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strategic alternatives being explored by VaxGen, and the anticipated filing of the company’s outstanding financial statements and relisting of the company’s common stock. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President, Corporate Affairs
(650) 624-1016 or (650) 624-1041
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